Exhibit 10.33
                                    AGREEMENT


        THIS AGREEMENT is made as of June 1, 1995, by and among KOPLAR COMMUNICATIONS, INC., a Missouri corporation ("Koplar"), ROBERTS BROADCASTING COMPANY, a Delaware corporation ("Company"), MICHAEL V. ROBERTS ("Mike") and STEVEN C. ROBERTS ("Steve") (Company, Mike and Steve are collectively referred to herein as "Roberts").

                                    RECITALS

        A. Company is the licensee of television station WHSL-TV, East St. Louis, Illinois (the "Station"), pursuant to licenses issued by the Federal Communications Commission ("FCC").

        B. Mike and Steve collectively own a majority of the capital stock of the Company which is entitled to vote.

        C. The parties, all having experience in the television broadcast industry, desire to set forth certain rights which the Company shall grant to Koplar and certain restrictions, covenants and agreements with respect to the Company and its Station and with respect to the potential acquisition of additional television broadcast properties by Koplar, Mike and Steve.

        NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:

                                 1. DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth below:

        1.1 "AFFILIATE" means any Person controlling, controlled by, or under common control with Koplar, Company, Mike or Steve, as applicable. For purposes hereof, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting interests, by contract or otherwise.

        1.2 "ENCUMBER" OR "ENCUMBRANCE" means any mortgage, deed of trust, pledge, assignment, security interest, encumbrance, lien (statutory or other), preference, priority or other agreement having substantially the same economic effect as any of the forgoing and the filing of any financing statement under the Uniform Commercial Code of the State of Missouri or comparable laws of any jurisdiction, but excluding conditional sale contracts for equipment, financing leases for equipment, and mechanic's liens or tax liens being contested in good faith.

        1.3 "GOVERNMENTAL AUTHORITY" means any federal, state, or local government or regulatory body, or subdivision, agency, instrumentality, authority, department, commission, court, tribunal, board or bureau thereof, including without limitation the FCC.


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        1.4    "HSN" means Home Shopping Network, Inc., a Delaware corporation.

        1.5 "INFOMERCIALS" means a television program which is primarily for the purpose of selling a product or a service and within which no spot commercial advertising time is sold or displayed to or on behalf of a third Person.

        1.6 "KOPLAR INVESTMENT" means the total Capital Contributions (as defined in the Newco Operating Agreement) invested by Koplar in Newco.

        1.7 "LAWS" means any law, statute, code, ordinance, rule or regulation of any Governmental Authority.

        1.8 "NEWCO" means Roberts Media, L.L.C., a Missouri limited liability company owned by Koplar, Mike and Steve.

        1.9 "NEWCO OPERATING AGREEMENT" means the Operating Agreement of Newco in substantially the same form as attached hereto as EXHIBIT A.

        1.10 "ORDER" means any order, judgment, injunction, award, decree or writ of any Governmental Authority.

        1.11 "PERMITTED PROGRAMMING" means the commitment of Station programming time (i) pursuant to the Television Affiliation Agreement; (ii) for up to four
(4) hours of Sunday morning and any other broadcast programming to the extent presently permitted without the necessity of any further consent or agreement from HSN, pursuant to the Television Affiliation Agreement as existing on the date of this Agreement; (iii) for Infomercials; and (iv) for the sole purpose of compliance with applicable Laws.

        1.12 "PERSON" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

        1.13 "PRE-TAX CASH FLOW" means the total revenue less all programming costs, sales costs, capital costs, traffic costs and other operational expenditures; provided that any payments to or charges by Koplar shall be on an arm's length, competitive market rate basis.

        1.14 "PURCHASE PRICE" means a price equal to Koplar's Adjusted Capital Contribution (as defined in the Newco Operating Agreement).

        1.15 "RIGHT OF FIRST REFUSAL PERIOD" means the period commencing as of the date of this Agreement and ending on the later of (i) the fifth anniversary date of this Agreement, and (ii) the date the Koplar Investment has been paid or returned in full to Koplar, and Koplar is no longer required or committed to make any further capital contribution to Newco, pursuant to Section 7.01 of the Newco Operating Agreement.

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        1.16 TELEVISION  BROADCAST PROPERTY" means any television broadcast over
the  air  station   licensed   (or  applying  for  a  license)  by  the  Federal
Communications Commission.

        1.17 "TELEVISION AFFILIATION AGREEMENT" means that certain Television Affiliation Agreement by and between HSN and Company, dated as of August 27, 1989 as amended by agreements dated December 18, 1992 and November 26, 1993.

                    2. RESTRICTIONS, COVENANTS AND AGREEMENTS

        2.1 In consideration for the compensation described in Paragraph 4 hereof, Roberts, jointly and severally, covenant and agree that for a period of three (3) years following the date of this Agreement:

               (a) Company shall not sell, assign, or transfer (or enter into any agreement to sell, assign or transfer) the FCC broadcast license for the Station.

               (b) Except for the Permitted Programming, Company shall not commit any Station programming time for commercial programming or advertising, or enter into any local marketing agreement, time brokerage agreement, or any other agreement by which Company could commit any Station programming time to another Person. Notwithstanding the above, Koplar and Company may, upon their mutual agreement, enter into said agreements with one another.

               (c) Mike and Steve shall not, directly or indirectly, sell, assign, transfer, or Encumber (other than to a commercial lender, for the purpose of securing debt owing to such commercial lender) any of their capital stock in Company, or permit any such sale, assignment, transfer or Encumbrance (other than to a commercial lender, for the purpose of securing debt owing to such commercial lender).

        2.2 Roberts shall have the option to extend the restrictions contained in Section 2.1 above for an additional two (2) years (i.e., for a total of 5 years), by giving a written notice, executed by each of Mike, Steve and the Company, agreeing to extend the restrictions contained in Section 2.1 for such additional two (2) year period; provided, however, in the event any Law concerning duopolies, local marketing agreements, time brokerage agreements or any other agreements relating to the provision of programming or sale of advertising by a third party become materially more restrictive than those in place as of the date of this Agreement, then Koplar shall have the absolute right to reject the aforementioned two (2) year option by giving notice within ten (10) days of receipt of notice from Roberts of such intent to extend, which notice shall specify, in reasonable detail, the reason for such rejection.

        2.3 Roberts agree to use its best efforts to maintain the Television Affiliation Agreement in full force and effect. Notwithstanding anything contained in Section 2.1 to the contrary, in the event the Television Affiliation Agreement is terminated by HSN, through no fault and without the compliance or cooperation of Roberts (the "HSN Termination"), the restrictions contained in Section 2.1 above shall no longer be applicable, subject to the following provisions of

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this  Section  2.3. If the  restrictions  contained in Section 2.1 are no longer applicable because an HSN Termination has occurred during the three (3) year period following the date of this Agreement or during the additional two (2) year period if the option to extend is exercised by Roberts pursuant to Section
2.2 above, Roberts shall have the right to substitute another home shopping format or an Infomercial format, so long as such substitute format is substantially similar to HSN's scheduling and format; but, if Roberts does not substitute HSN with such substantially similar home shopping or Infomercial scheduling and format, then Koplar and the Company shall enter into a time brokerage arrangement, which will provide for the following:

               (i) Company shall receive monthly payments from Koplar which shall be on the same basis as the payments Company would have received from HSN pursuant to the Television Affiliation Agreement, for the same applicable time period, and such payments shall be at the current rate of One Hundred Ninety Dollars ($190) per hour for One Hundred Sixty Four (164) hours per week or the rate in effect immediately prior to such termination, whichever is greater.

              (ii) Koplar shall provide and schedule all programming to be carried on the Station except to the extent that programming is required to be controlled by the Company in order to avoid a "change of control" under applicable FCC regulations.

             (iii)  Koplar,  in  consultation  with  Roberts,   shall  sell  all
commercial time and receive all revenues as a result of the sale of commercial advertising and operations of the Station.

              (iv) The Company shall do all things necessary to maintain its FCC license with respect to the Station, and the Company shall be responsible to maintain its broadcast signal for the Station and do all other things necessary to continuously broadcast in a manner similar to its current broadcast, subject only to such changes made necessary as a result of the time brokerage arrangement with Koplar.

               (v) In addition to the amounts to be paid by Koplar to Roberts pursuant to (i) above, Koplar shall pay to the Company an amount equal to fifty percent (50%) of the Pre-Tax Cash Flow of Koplar as a result of the time brokerage arrangement (the "Cash Flow Payment"), as follows: (A) on or before July 31st of each applicable year, Koplar shall pay to the Company sixty percent (60%) of the Cash Flow Payment for the period January 1st through June 30th of such year; (B) on or before March 31st of the following year, Koplar shall pay to the Company the balance of the Cash Flow Payment for the period January 1st through December 31st of the prior calendar year. Roberts shall have the right to review and audit the books and records of Koplar relevant to the determination of the Pre-Tax Cash Flow as a result of the time brokerage arrangement.

              (vi) Koplar and the Company may enter into such further agreements regarding the time brokerage arrangement which are consistent with the provisions provided for in this Section 2.3 and containing such other provisions which are customary for time brokerage arrangements.

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                            3. RIGHT OF FIRST REFUSAL

        3.1 During the Right of First Refusal Period, Roberts covenant and agree that, if Company receives a BONA FIDE offer ("Company Offer"), from a third party ("an Outsider") for the purchase of Company's FCC broadcast license for the Station, or to enter into any agreements as contemplated under Section 2.1(b) above, or if Mike and/or Steve receive a bona FIDE offer ("Shareholder Offer") (Company Offer and Shareholder Offer are collectively referred to as "Offer") from an Outsider for the purchase of the Station or for the purchase of any capital stock in the Company, before accepting such Offer, the Company, Mike and/or Steve, as applicable, shall offer the right to purchase such property or to enter into such agreements, as applicable, in writing to Koplar (or its designated Affiliate), upon the same terms and conditions set forth in the Offer. Roberts shall give Koplar written notice which shall set forth (i) the name and address of the Outsider, and (ii) all of the terms and conditions of the Offer (the "Offer Notice") (The Offer Notice may be delivered concurrently with any notice required to be delivered to Silver King pursuant to Section 3.1(c) below). In addition, Roberts shall provide Koplar, within five (5) days from Koplar's request, with any additional information in their possession or of which they have knowledge regarding the Offer that Koplar may reasonably request.

               (a) Within sixty (60) days (plus an additional fourteen (14) days if Silver King then has the right of first refusal as mentioned in Section 3.1(c) below) after its receipt of the Offer Notice (which period may run concurrently with any notice required to be given by Roberts to Silver King's right of refusal noted in Section 3.1(c) below), Koplar shall notify Roberts if Koplar (or its designated Affiliate) determines to purchase such property or enter into such agreements, as applicable, in accordance with the terms set forth in the Offer Notice. If Koplar gives proper notice as required by this Agreement, Company, Mike and/or Steve (as applicable) and Koplar (or its designated Affiliate) shall proceed to closing in accordance with the substantive terms and conditions of the Offer, with such non-material changes as are appropriate due to the change in the purchasing parties.

               (b) If Koplar (or its designated Affiliate) does not notify Roberts of its intention to exercise the aforesaid right of first refusal within the time period specified in Section 3.1(a), Company, Mike and/or Steve (as applicable) may, subject to Section 3.2 of this Agreement, sell such property or enter into such agreement, as applicable, to the Outsider, in accordance with all of the terms and conditions set forth in the Offer Notice, with such non-material changes as are appropriate due to the passage of time. If Koplar gives notice of its intention to exercise its right of first refusal but, due to Koplar or its Affiliates' own fault and through no fault of Roberts, any Affiliate of Roberts, or any other Person, Koplar is unable to close on such transaction within the later of (i) One Hundred Eighty (180) days after such notice, (ii) the time provided in the Offer, or (iii) the time necessary to obtain any regulatory approval required in connection with such transaction, then Roberts shall be free to consummate the proposed transaction with the Outsider. If Company, Mike and/or Steve (as applicable), do not consummate the sale of such property or enter into such agreements, as applicable, with the Outsider prior to one hundred eighty (180) days after the date of the Offer Notice or such longer time as is necessary to obtain any regulatory approval required in connection with such

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


transaction, or if the terms or provisions as described in the Offer Notice are changed in any material respect, then any such sale or agreement with the Outsider shall be null, void and of no effect, and the Company, Mike and/or Steve (as applicable) may not enter into any transaction contemplated by Section 3.1(c) without making a new offer pursuant to the right of first refusal set forth in this Section 3.1.

               (c) Notwithstanding anything contained herein to the contrary, Koplar acknowledges that Silver King Broadcasting of Missouri, Inc., a Delaware Corporation ("Silver King"), pursuant to that certain Right of First Refusal and Put Agreement, dated as of April 28, 1989, by and among the Company, Silver King, and the holder of the Company's Class A Voting Common Stock (a true and correct copy of which has been delivered to Koplar), has an existing right of first refusal regarding the sale of the Station (whether by way of the purchase of all or substantially all of the assets of the Station or for the sale of stock in the Company) to a third party, and Koplar's right of first refusal is subordinate to the presently existing right of first refusal, lien and other rights of Silver King pursuant to such aforementioned agreement with Silver King, and a Shareholder Agreement with Silver King dated February 21, 1989 (a true and correct copy of which has been delivered to Koplar).

        3.2 In the event Koplar does not exercise its right of first refusal as set forth in Section 3.1 above, and if Company proposes to sell Company's FCC broadcast license for the Station to a Baker Related Entity (as defined below), or to enter into any agreements as contemplated under Section 2.1(b) above with a Baker Related Entity, or if Mike and/or Steve propose to sell the Station or any capital stock in the Company to a Baker Related Entity, then Koplar may, by written notice ("Election Notice") to Roberts within sixty (60) days after its receipt of the Offer Notice, require Roberts to purchase all of Koplar's Membership Interest (as defined in the Newco Operating Agreement) in Newco at the Purchase Price, prior to or simultaneously with the consummation of such agreement or sale . Notwithstanding anything contained herein to the contrary, if Koplar gives the Election Notice as required herein, Company, Mike and/or Steve (as applicable) may not sell such property to or enter into such agreement with a Baker Related Entity, as applicable, until Koplar has been paid the full Purchase Price. As used herein, a "Baker Related Entity" is Barry Baker; any spouse, child, or sibling of Barry Baker; or any entity in which Barry Baker, any Affiliate of Barry Baker, or any spouse, child or sibling of Barry Baker is
(i) a five percent (5%) or greater equity holder or participant as a stockholder, partner, participant, member, or equity holder; or (ii) is an officer, director, lender of funds, or guarantor of obligations or liabilities of such entity.

        3.3 So long as Koplar has a Membership Interest in Newco, Roberts covenant and agree, that except for television broadcast properties proposed and 80% or more financed by Silver King or HSN, Paxson Communications Corporation, a Delaware corporation, Roy Speer, or Lowell Speer, or any of their respective Affiliates, if Company, Mike or Steve, or any of their Affiliates, desire to acquire any ownership or equity interest in a television broadcast property or any Person which owns or is contemplating owning, directly or indirectly through any Affiliate, a television broadcast property (the "Acquisition") before acquiring any such equity or ownership interest: Roberts shall offer in writing the right to purchase such ownership interest in the subject television property to Newco (or its designated Affiliate); and, if the Acquisition includes


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participation  of an equity  investor  ("Outside  Investor") in the Person which owns or is contemplating owning, directly or indirectly through an Affiliate, a television broadcast property, Roberts shall offer to Koplar, or its designated Affiliate, the right to participate as an equity investor upon the same terms and conditions as being proposed or offered with respect to the Outside Investor. Roberts shall give Newco and Koplar written notice which shall set forth (i) the name and address of the proposed television broadcast property related to the Acquisition, and (ii) all of the terms and conditions of the Acquisition including but not limited to all provisions relating to the proposed investment and financial terms related to any Outside Investor (the "Acquisition Notice"). In addition, Roberts shall provide Newco and Koplar, within five (5)
days  from  Newco's  or  Koplar's  reasonable   request,   with  any  additional
information in the possession or knowledge of Roberts regarding the Acquisition that Newco or Koplar may request. Notwithstanding the above, Roberts shall not be prohibited from individually owning shares of stock of any company which is traded publicly on a national stock exchange without offering such investment to Newco and Koplar pursuant to the provisions of this Section 3.3. As used herein, "control" means the ownership of more than fifty percent (50%) of the voting securities and more than fifty percent (50%) of all of the equity of a Person.

               (a) Within sixty (60) days after its receipt of the Acquisition Notice, Newco shall notify Roberts if Newco (or its designated Affiliate) determines to purchase an interest in the television broadcast property included in the Acquisition Notice, in accordance with the terms set forth in the Acquisition Notice

               (b) In the event that the Acquisition includes the ownership of any equity interest by Roberts in a Person in which an Outside Investor will own, directly or indirectly, an equity interest, then within sixty (60) days after its receipt of the Acquisition Notice, Koplar shall notify Roberts if Koplar (or its designated Affiliate) determines to participate in the
Acquisition upon substantially the same terms and provisions as are being proposed or offered with respect to the Outside Investor.

               (c) If Newco and Koplar (or their designated Affiliates) do not exercise the aforesaid rights of first refusal, Roberts may acquire such interest in such television broadcast property or in such Person, provided, however, all of the terms and conditions shall be identical to those set forth in the Acquisition Notice with such non-material changes as are appropriate due to the change in the purchasing parties or passage of time. If Roberts does not consummate the purchase of such interest prior to one hundred and eighty (180) days after the date of the Acquisition Notice or such longer time as may be necessary to obtain any required regulatory approval, or if the terms or provisions as described in the Acquisition Notice are changed in any material respect, then any such Acquisition shall be null, void and have no effect and the right of first refusal set forth in this Section 3.2 shall again apply.

               (d) Steve, Mike and the Company agree to cooperate with Koplar and Newco in acquiring the television broadcast property and/or equity interest in a Person, pursuant to Newco's or Koplar's exercise of its rights of first refusal contained in this Section 3.3.


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               (e) If Newco holds a license or  construction  permit  ("Permit")
for the development of a broadcast television property, but chooses not or does not have the available financial resources to construct and develop such property, and if (i) Roberts proposes to develop such property on its own, or
(ii) Roberts proposes accepting a firm and bona fide offer from a third party to participate as an equity investor in the development of such property, then (i) Newco shall have the right to participate on the same basis as Roberts, or (ii) Koplar shall have the right to participate on the same basis as such third party, pursuant to the right of first refusal provisions set forth in this
Section 3.3. If Newco and Koplar do not exercise the aforesaid rights of first refusal, Roberts may acquire from Newco for cash such Permit and all other rights of Newco with respect to such property for an amount equal to Newco's direct costs, plus 9% per annum. In the event, pursuant to the above, Roberts purchases such Permit and other rights to develop such property on its own, and prior to broadcasting on such property for at least twelve (12) consecutive months, Roberts proposes to have a third party participate as an equity investor in such property or the entity which directly or indirectly owns an equity interest in such property, then Koplar shall have the right to participate on the same basis as such third party, pursuant to the right of first refusal provisions set forth in this Section 3.3.

                                 4. COMPENSATION

        4.1 In consideration of the covenants and agreements of Roberts hereunder, Koplar shall pay to Company a total of Three Hundred Thousand Dollars ($300,000), to be paid as follows:

               (a) One Hundred Thousand Dollars ($100,000) shall be paid upon execution of this Agreement (the "Initial Payment").

               (b) One Hundred Thousand Dollars ($100,000) shall be paid on the first anniversary date of this Agreement.

               (c) The final One Hundred Thousand Dollars ($100,000) shall be paid on the second anniversary date of this Agreement.

        4.2 In the event Roberts elect,  by written  notice  pursuant to Section
2.2 above, to extend the restrictions contained in Section 2.1 above for an additional two (2) years (i.e., for a total of 5 years), then Koplar shall pay to Company One Hundred Fifty Thousand Dollars ($150,000) on the third anniversary date of this Agreement and One Hundred Fifty Thousand Dollars ($150,000) on the fourth anniversary date of this Agreement.

        4.3 Notwithstanding anything contained herein to the contrary, in the event (a) of an HSN Termination (referred to in Section 2.3); (b) Company sells Company's FCC broadcast license for the Station, or Company enters into any agreements as contemplated under Section 2.1(b) above; or (c) Mike and/or Steve sell the Station or any capital stock in the Company, all compensation thereafter required to be paid by Koplar pursuant to this Agreement shall immediately cease and Koplar shall have no further monetary obligations to Roberts pursuant to this Agreement.

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


        4.4 Notwithstanding Section 4.3(c) above, nothing contained in this Agreement shall prohibit Mike and/or Steve from transferring any capital stock in the Company to a revocable trust created by Mike and/or Steve for the primary benefit of themselves, their respective spouses and/or children or from transferring any capital stock in the Company directly to their spouse and/or children; provided, however, that such transferee shall thereafter remain subject to all of the restrictions, terms and conditions of this Agreement, and such transferee shall join in and execute an agreement to such effect in form and substance reasonably satisfactory to Koplar.

                            5. ADDITIONAL AGREEMENTS

        5.1 Upon execution of this Agreement, Koplar, Mike and Steve shall execute the Newco Operating Agreement and take such other action as is necessary to cause the formation of Newco.

        5.2 Upon execution of this Agreement, Koplar shall submit to Mike and Steve, written evidence from Foothill Capital Corporation, that Koplar has $3,250,000 of irrevocable funds available for investment in Newco, as contemplated and set forth in the Newco Operating Agreement (the "Foothill Financing"). Thereafter, from time to time as reasonably requested by Roberts, Koplar shall provide written evidence of its continuing ability to provide the necessary funds for its investment in Newco, as contemplated and set forth in the Newco Operating Agreement.

                  6. REPRESENTATIONS AND WARRANTIES OF ROBERTS

        Roberts represent and warrant to Koplar as follows:

        6.1 Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified as a foreign corporation and is in good standing in the State of Missouri and in those jurisdictions where the failure to so qualify would have a material adverse effect on Company. Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

        6.2 This Agreement and all other documents executed instant hereto or thereto (collectively the "Transaction Documents") have been duly authorized, executed and delivered by Roberts and constitute legal, valid and binding obligations of Roberts in accordance with their respective provisions. Neither the execution nor performance of the Transaction Documents by Mike, Steve and the Company (i) violates or will violate any provisions of any Law, or (i) requires any approval, consent or withholding of objections on the part of any Governmental Authority (except with regard to a transfer of control pursuant to Section 3 of this Agreement, which may require FCC approval), or (iii) conflicts with any of the provisions of Company's Articles of Incorporation or Bylaws, or
(iv) conflicts with, results in a breach of or constitutes a default under any indenture, mortgage, agreement, lease or other instrument to which Mike, Steve or the Company is a party or by which any of them are bound.

        6.3 Roberts is not in violation, and has not received notice of any alleged violation, of any applicable, federal, state, local or foreign Law, Order or other requirement of any Governmental Authority, which violation could have material adverse effect on the operation of the Company or the Station. Company holds, and at all relevant times held, all licenses, permits, registrations and authorizations necessary for the lawful operations of the Station in all material respects.

        6.4 Roberts have not retained any broker or finder with respect to the transactions contemplated by this Agreement.

        6.5 No consent, approval, or authorization by or notice to any Governmental Authority (except with regard to a transfer of control pursuant to Section 3 of this Agreement, which may require FCC approval), is required in connection with the execution, delivery or performance by Roberts of this Agreement or the transactions contemplated hereby.

                   7. REPRESENTATIONS AND WARRANTIES OF KOPLAR

        Koplar represents and warrants to Roberts as follows:

        7.1 Koplar is a corporation , duly organized, validly existing and in good standing under the laws of the State of Missouri and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by it, including without limitation, the Foothill Financing.

        7.2 The Transaction Documents have been duly authorized, executed and delivered by Koplar and constitute legal, valid and binding obligations of Koplar in accordance with their respective provisions. Neither the execution nor performance of the Transaction Documents, including without limitation, the Foothill Financing, by Koplar (i) violates or will violate any provision of any Law, or (ii) requires any approval, consent or withholding of objections on the part of any Governmental Authority (except with regard to a transfer of control pursuant to Section 3 of this Agreement, which may require FCC approval), or
(iii) conflicts with any of the provisions of Koplar's Articles of Incorporation or Bylaws, or (iv) conflicts with, results in a breach of or constitutes a default under any indenture, mortgage, agreement, lease or other instrument of which Koplar is a party or by which it is bound.

        7.3 No consent, approval, or authorization by or notice to any Governmental Authority (except with regard to a transfer of control pursuant to Section 3 of this Agreement, which may require FCC approval), is required in connection with the execution, delivery or performance by Koplar of this Agreement or the transactions contemplated hereby.

        7.4 Koplar has not retained any broker or finder with respect to the transactions contemplated by this Agreement.

        7.5 Koplar has the necessary funding in order to make its required $3,500,000 investment into Newco as and when required under the Newco Operating Agreement.

                                 8. OBLIGATIONS

        8.1 Simultaneous with the execution of this Agreement, Roberts shall deliver to Koplar in accordance herewith:

               (a) The Newco  Operating  Agreement,  duly  executed  by Mike and
Steve;

               (b) Corporate resolutions of Company authorizing the transactions contemplated by this Agreement;

               (c) The favorable written opinion of Armstrong, Teasdale, Schlafly & Davis, counsel for Roberts, to Koplar regarding the relevant representations and warranties contained in Section 6 of this Agreement, and which is otherwise reasonably satisfactory to Koplar and Koplar's counsel; and

               (d) All such other certificates,  affidavits,  consents and other
documents   reasonably  required  by  Koplar  to  effectively  comply  with  the provisions of this Agreement.

        8.2. Simultaneous with the execution of this Agreement, Koplar shall deliver to Roberts in accordance herewith:

               (a)    The Initial Payment;

               (b)    The Newco Operating Agreement, duly executed by Koplar;

               (c) Written evidence from Foothill Capital Corporation, that Koplar has Three Million Five Hundred Thousand Dollars ($3,500,000) of irrevocable funds available for investment in Newco, as contemplated and set forth in the Newco Operating Agreement;

               (d) Corporate resolutions of Koplar authorizing the transactions contemplated by this Agreement;

               (e) The favorable written opinion of Greensfelder, Hemker & Gale, P.C., counsel for Koplar, to Roberts regarding the relevant representations and warranties contained in Section 7 of this Agreement, and which is otherwise reasonably satisfactory to Roberts and Roberts' counsel; and

               (f) All such other certificates, affidavits, consents and other documents reasonably required by Roberts to effectively comply with the provisions of this Agreement.

                                   9. REMEDIES

               Recognizing that immediate irreparable injury will result to Koplar and Roberts, their respective businesses and properties in the event of a breach of any of the provisions of Sections 2 or 3 of this Agreement, that such provisions are necessarily of a special, unique and extraordinary nature and that the loss arising from a breach of any of such provisions cannot reasonably and adequately be compensated by money damages, and because this Agreement is based in large measure upon such provisions, Koplar and Roberts expressly agree that in the event of a violation of any of such provisions, the nonbreaching party shall be entitled, in addition to any other remedies and damages such nonbreaching party could recover, at law or in equity, as a result of any such violation, to obtain restraining orders and/or injunctions, both temporary and permanent, in order to prevent future violations thereof by the breaching party and any Affiliate. If the nonbreaching party seeks such an order or injunction and the court requires the nonbreaching party to post a bond in connection therewith, Koplar and Roberts stipulate and acknowledge that the reasonable amount of such bond shall be limited to $50,000. Seeking and/or obtaining equitable relief shall not preclude the nonbreaching party from obtaining damages arising out of any breach of this Agreement. Koplar and Roberts may pursue either or both of the remedies (injunction and damages) described in this paragraph concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue the other of such remedies. Koplar and Roberts hereby waive the claim or defense the nonbreaching party has an adequate remedy at law, and Koplar and Roberts shall not claim, at any such action or proceeding, that an adequate remedy at law exists. If (i) Koplar fails to make any payments to Roberts required under this Agreement and such failure to make such required payment continues for the ten
(10) day period following notice by Roberts to Koplar of such failure to pay, or if (ii) a final unappealable determination is made by a court of competent jurisdiction (or an arbitrator if the parties mutually agree to arbitration) that Koplar failed to make an investment into Newco that was required under the Newco Operating Agreement, or if (iii) Koplar fails to provide evidence of its continuing financial ability pursuant to Section 5.2 and such failure continues after sixty (60) days' notice from Roberts, then Roberts may, at their election, terminate this Agreement, and shall thereafter be relieved of all future obligations and restrictions hereunder; provided, however, that Roberts shall retain all available rights and remedies against Koplar as a result of such breach.

                                10. MISCELLANEOUS

        10.1 Any obligation, agreement, covenant, representation or warranty undertaken by Roberts hereunder shall be deemed to be undertaken by Company, Mike and Steve, jointly and severally.

        10.2 All notices and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been given or delivered upon receipt if given by hand, or three business days after being mailed by registered or certified mail, postage prepaid, return receipt requested, in each case addressed as follows:

        If to Company,      Roberts Broadcasting Company
        Mike or Steve:      Kingsway Centre
                            1408 North Kingshighway, Suite 300
                            St. Louis, Missouri 63113
                            Attn: Steven C. Roberts, President
        with a copy to:     Armstrong, Teasdale, Schlafly & Davis
                            One Metropolitan Square, Suite 2600
                            St. Louis, Missouri 63102
                            Attn: Joseph S. von Kaenel

        If to Koplar:       Koplar Communications, Inc.
                            4935 Lindell Blvd.
                            St. Louis, Missouri 63108
                            Attn: Edward J. Koplar, President

        with a copy to:     Greensfelder, Hemker & Gale, P.C.
                            10 South Broadway, Suite 1800
                            St. Louis, Missouri 63102
                            Attn:  Joseph D. Lehrer

PROVIDED, HOWEVER, any party may, be notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder.

        10.3 The headings of the Sections of this Agreement and in the Exhibits to this Agreement are inserted for convenience of reference only and shall not be used in interpreting this Agreement. Unless specifically stated otherwise, references to Section, paragraphs, or Exhibits refer to the Sections, paragraphs, or Exhibits to this Agreement.

        10.4 All of the Exhibits to this Agreement constitute an integral part of this Agreement as if fully written within it.

        10.5. This Agreement and the agreements, documents and instruments to be delivered under it constitute the entire understanding and agreement between the parties concerning the subject matter covered hereby and supersede all prior agreements, understandings and commitments with respect to such subject matter including without limitation the Letter of Intent.

        10.6. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Missouri, without regards to conflicts of law principles.

        10.7. Neither party shall make any public announcements concerning this Agreement or the transactions contemplated by it without the prior written consent of the other party. Notwithstanding the foregoing, either party may disclose the transactions in accordance with applicable Laws.

        10.8. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto, but shall not be assignable or delegable by any party without the prior written consent of the other, or as specifically permitted herein, and any purported assignment without such prior written consent shall be null and void.

        10.9. Any waiver by Roberts or by Koplar of any breach of or failure to comply with any provision of this Agreement by another party, shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

        10.10. This Agreement may not be amended orally but only by an instrument in writing duly executed by the parties.

        10.11. More than one counterpart of this Agreement may be executed by the parities hereto, each of which shall be deemed an original, but all of which shall constitute one and the same document.

        10.12. Except as otherwise specifically provided in this Agreement, each party hereto shall be solely liable for all costs and expenses (including but not limited to attorneys', accountants', brokers and finder fees) incurred by it in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

        10.13. All pronouns and any variations thereof refer to the masculine, feminine, neuter, singular or plural, as the context may require.

        10.14 The non-prevailing party in any arbitration or legal proceeding pursuant this Agreement shall indemnify and hold the prevailing party harmless from all costs and expenses (including reasonable attorneys' fees) incurred by the prevailing party in enforcing the prevailing party's rights under this Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.

ROBERTS BROADCASTING COMPANY KOPLAR COMMUNICATIONS, INC.



By:/s/Steven C. Roberts                      By:/s/Edward J. Koplar
   _____________________________                ____________________________
Name: Steven C. Roberts                            Name:  Edward J. Koplar
Title:  President                                  Title:  President



/s/Michael V. Roberts
________________________________
Michael V. Roberts



/s/Steven C. Roberts
________________________________
Steven C. Roberts

     Exhibit A - Operating Agreement of Newco has been intentionally omitted by the Registrants.

     A copy of this omitted Exhibit A will be furnished to the Securities and Exchange Commission upon request.